Exhibit 99.1

Press Release

Clean Harbors Reports Record Financial Results
for the Fourth Quarter and Full Year 2005

Braintree, MA – March 7, 2006 – Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the fourth quarter and full year ended December 31, 2005.

Clean Harbors increased revenues by approximately 10 percent to $193.7 million in the fourth quarter of 2005 from $176.2 million in the fourth quarter of 2004.  Income from operations was $14.3 million for the fourth quarter of 2005.  This compares with $14.7 million for the fourth quarter of 2004.  Net income attributable to common shareholders was $7.9 million, or $0.43 per diluted share, for the fourth quarter of 2005.  This compares with $7.4 million, or $0.42 per diluted share, in the same period of 2004.  EBITDA (see description below) was $23.9 million in the fourth quarter of 2005, flat with the same period a year earlier.

“Clean Harbors delivered another record-setting performance in the fourth quarter of 2005,” stated Alan S. McKim, Chairman and Chief Executive Officer.  “Our revenue reached new highs due to several factors.  First was our involvement in the hurricane clean-up efforts, which contributed approximately $17 million to our fourth-quarter revenues.  Our Site Services operation also performed particularly well during the quarter.  Excluding our Gulf region emergency response work, we grew this segment of our business by approximately eight percent year over year.  Much of this increase can be attributed to our vertical market sales approach and the eight new field offices we opened in North America during 2005.

“During the fourth quarter, our Tech Services business also exceeded our expectations.  Utilization at our incinerators neared full capacity for the quarter as we benefited from the MACT investments at our Deer Park facility, as well as favorable timing of the holidays and warm weather conditions.  Landfill volumes also rose nearly 10 percent year over year as we closed contracts for several large facility projects,” McKim continued.

Comments on Full-Year 2005

Revenues for the year ended December 31, 2005 increased 11% to $711.2 million, compared with $643.2 million for full-year 2004.  Income from operations for full-year 2005 increased 30% to $51.3 million versus $39.4 million in the prior year.  The Company generated net income attributable to common shareholders of $25.3 million, or $1.45 per diluted share, for the full-year 2005.  This compares with a 2004 net loss attributable to common shareholders of $(9.2) million, or $(0.65) per diluted share.  EBITDA (see description below) for 2005 increased 21% to $90.3 million from $74.7 million for 2004.

1501 Washington Street • PO Box 859048 • Braintree, Massachusetts 02185-9048 • 800.282.0058 • www.cleanharbors.com

“Clean Harbors extended its track record of organic growth with another strong performance in 2005,” McKim added.  “Over the past two years alone, we have grown our revenues in excess of $100 million, and our bottom-line enhancements have been even more notable.  We have carefully managed our cost structure, our environmental liabilities and our capital spending during that time, resulting in approximately $40 million in incremental EBITDA over that same two-year period.  Through this positive cash flow and our December 2005 equity offering, we boosted our cash balances and marketable securities to approximately $136 million at year-end 2005 from $48 million at the end of 2004.”

In January 2006, approximately $61.3 million of cash was used to redeem 35% of Clean Harbors’ outstanding 11.25% senior secured notes due 2012, including the prepayment penalty and accrued interest relating to the redemption.  This redemption, together with the amendment and restatement of the Company’s credit agreement on December 1, 2005, is expected to save Clean Harbors approximately $8.7 million in cash interest expense in 2006.

Non-GAAP Fourth-Quarter and Full-Year Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its outstanding credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for 2005 and 2004 (in thousands):

	For the three months ended:		For the year ended:
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Net income	$7,952	$7,469	$25,621	$2,600
Accretion of environmental liabilities	2,501	2,641	10,384	10,394
Depreciation and amortization	7,116	6,630	28,633	24,094
Loss on refinancing	—	—	—	7,099
Interest expense, net	4,963	5,920	22,754	22,297
Provision for income taxes	1,595	1,380	3,495	6,043
Other non-recurring refinancing-related expenses	—	140	—	1,326
Change in value of embedded derivative	—	—	—	1,590
Other income	(184)	(314)	(611)	(699)
EBITDA	$23,943	$23,866	$90,276	$74,744

Business Outlook and Financial Guidance

“Thanks to the dedication of our talented team, Clean Harbors entered 2006 as the recognized leader in the market for environmental and hazardous waste management services,” McKim concluded.  “We anticipate that we will continue to play a key role in the Gulf Coast clean-up efforts at least through mid-2006.  Throughout the year, we intend to continue growing our Site Services business by opening offices across North America.  At the same time, we will focus on maximizing throughput at our incinerators and landfills to foster high-margin organic growth.  We also will continue to seek selective acquisitions that provide us with opportunities for additional scale and profits.”

For the first quarter of 2006, the Company expects to grow revenue by six to nine percent year-over-year to a range of $175 million to $180 million.  The Company currently anticipates that it will generate more than $10 million of this total in Gulf region-related revenues in the first quarter.  The Company expects to generate EBITDA for the first quarter in the range of $20 million to $22 million.

Below the EBITDA line, the Company anticipates it will record a loss on refinancing of $(8.3) million in the first quarter of 2006 consisting of a prepayment penalty of $5.9 million and a write-off of deferred financing fees and unamortized discount totaling $2.4 million on the $52.5 million principal amount of redeemed senior secured notes.

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this news release today at 9:00 a.m. (ET).  On the call, Chairman, President and Chief Executive Officer Alan McKim and Executive Vice President and Chief Financial Officer James M. Rutledge will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the fourth-quarter webcast should visit the Investor Relations section of the Company’s website at www.cleanharbors.com.  The live conference call also can be accessed by dialing (888) 349-5690 or (706) 643-3945 (conference ID: 4214915) prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors, Inc.

Clean Harbors, Inc. is North America’s leading provider of environmental and hazardous waste management services.  With an unmatched infrastructure of 48 waste management facilities, including nine landfills, five incineration locations and seven wastewater treatment centers, the Company provides essential services to over 45,000 customers, including more than 175 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.  Headquartered in Braintree, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.  Furthermore, all financial information in this press release is based on preliminary data and is subject to the final closing of the Company’s books and records.  A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to manage the significant environmental liabilities which it assumed in connection with the CSD acquisition;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on the Investor portal of the Company’s Web Page at www.cleanharbors.com.

Contacts:
Bill Geary	Jason Fredette
Executive Vice President and General Counsel	Vice President
Clean Harbors, Inc.	Sharon Merrill Associates, Inc.
781-849-1800	617-542-5300
InvestorRelations@cleanharbors.com	clhb@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands except per share amounts)

	Three Months Ended:		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues	$193,714	$176,181	$711,170	$643,219
Cost of revenues	138,592	124,701	512,582	464,838
Selling, general and administrative expenses	31,179	27,528	108,312	104,509
Accretion of environmental liabilities	2,501	2,641	10,384	10,394
Depreciation and amortization	7,116	6,630	28,633	24,094
Income from operations	14,326	14,681	51,259	39,384
Other income (expense)	184	88	611	(1,345)
(Loss) on refinancing	—	—	—	(7,099)
Interest (expense), net	(4,963)	(5,920)	(22,754)	(22,297)
Income before provision for income taxes	9,547	8,849	29,116	8,643
Provision for income taxes	1,595	1,380	3,495	6,043
Net income	7,952	7,469	25,621	2,600
Redemption of Series C Preferred Stock, dividends on Series B and C Preferred Stocks and accretion on Series C Preferred Stock	69	70	279	11,798
Net income (loss) attributable to common shareholders	$7,883	$7,399	$25,342	$(9,198)
Earnings (loss) per share:
Basic earnings (loss) attributable to common shareholders	$0.46	$0.52	$1.62	$(0.65)
Diluted earnings (loss) attributable to common shareholders	$0.43	$0.42	$1.45	$(0.65)
Weighted average common shares outstanding	17,262	14,279	15,629	14,099
Weighted average common shares outstanding plus potentially dilutive common shares	18,566	17,850	17,717	14,099

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	(Unaudited)
	December 31,	December 31,
	2005	2004
Current assets:
Cash and cash equivalents	$132,449	$31,081
Restricted cash	3,469	—
Marketable securities	—	16,800
Accounts receivable, net	147,659	120,886
Unbilled accounts receivable	7,049	5,377
Deferred costs	4,937	4,923
Prepaid expenses	6,411	13,407
Supplies inventories	12,723	10,318
Deferred tax asset	219	188
Income tax receivable	1,462	—
Properties held for sale	7,670	8,849
Total current assets	324,048	211,829
Property, plant and equipment, net	178,524	180,526

Other assets:
Deferred financing costs	9,508	8,950
Goodwill	19,032	19,032
Permits and other intangibles, net	77,803	80,463
Deferred tax asset	1,715	488
Other	3,734	3,414
	111,792	112,347
Total assets	$614,364	$504,702

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	(Unaudited)
	December 31,	December 31,
	2005	2004
Current liabilities:
Uncashed checks	$7,982	$6,542
Current portion of long-term debt	52,500	—
Current portion of capital lease obligations	1,893	1,522
Accounts payable	71,372	70,363
Accrued disposal costs	3,109	3,032
Deferred revenue	21,784	22,060
Other accrued expenses	49,779	41,054
Current portion of closure, post-closure and remedial liabilities	10,817	14,258
Income taxes payable	4,458	2,302
Total current liabilities	223,694	161,133
Other liabilities:
Closure and post-closure liabilities, less current portion	20,728	22,721
Remedial liabilities, less current portion	139,144	144,289
Long-term obligations, less current maturities	95,790	148,122
Capital lease obligations, less current portion	4,108	3,485
Other long-term liabilities	14,421	13,298
Accrued pension cost	825	616
Total other liabilities	275,016	332,531
Total stockholders’ equity, net	115,654	11,038
Total liabilities and stockholders’ equity	$614,364	$504,702